Exhibit 28(j)(i)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated May 26, 2011, relating to the financial statements and financial highlights which appear in the March 31, 2011 Annual Report to Shareholders of Seasons Series Trust, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights”, “Disclosure of Portfolio Holdings Policies and Procedures”, and “Independent Registered Public Accounting Firm and Legal Counsel” in such Registration Statement.

//s// PRICEWATERHOUSECOOPERS LLP PricewaterhouseCoopers LLP
Houston, Texas
July 12, 2011